Exhibit (h)(2)(b)

SCHEDULE A Eaton Vance Mutual Funds Trust ADMINISTRATIVE SERVICES AGREEMENT

Name of Fund	Effective Date	Fee*

Eaton Vance Tax-Managed Value Fund	August 16, 1999	0.15%
Eaton Vance Tax-Managed Young Shareholder Fund	May 1, 2000	0.15%
Eaton Vance Floating-Rate High Income Fund	June 19, 2000	0.15%
Eaton Vance Tax-Managed Capital Appreciation Fund	June 19, 2000	0.15%
Eaton Vance Floating-Rate Fund	August 14, 2000	0.15%
Eaton Vance Tax-Managed Growth Fund 1.2	March 1, 2001	0.15%
Eaton Vance Tax-Managed Emerging Growth Fund 1.2	March 1, 2001	0.15%
Eaton Vance International Growth Fund	June 18, 2001	0.15%
Eaton Vance Equity Research Fund	August 13, 2001	0.15%
Eaton Vance Tax-Managed Equity Asset Allocation Fund	December 10, 2001	0.15%
Eaton Vance Tax-Managed Mid-Cap Stock Fund	December 10, 2001	0.15%
Eaton Vance Tax-Managed Small Company Value Fund	December 10, 2001	0.15%
Eaton Vance Tax-Managed Dividend Income Fund	February 10, 2003	0.15%
Eaton Vance Dividend Income Fund	August 8, 2005	0.15%
Eaton Vance Structured Emerging Markets Fund	March 27, 2006	0.15%

*	Fee is a percentage of average daily net assets per annum, computed and paid monthly.